EXHIBIT 32.1

Pursuant to 18 U.S.C. § 1350, each of the undersigned hereby certifies in his capacity as an officer of Macatawa Bank Corporation (the "Company") that the Annual Report of the Company on Form 10-K for the accounting period ended December 31, 2023 fully complies with the requirements of Section 13(a) of the Securities Exchange Act of 1934 and that the information contained in such report fairly presents, in all material respects, the financial condition of the Company at the end of such period and the results of operations of the Company for such period.

/s/ Jon W. Swets
Jon W. Swets
Chief Executive Officer
(Principal Executive Officer)

/s/ Bryan L. Barker
Bryan L. Barker
Senior Vice President and
Chief Financial Officer
(Principal Financial and Accounting Officer)

Dated: February 15, 2024